Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) dated November 18, 2020, is by and between Aditx Therapeutics, Inc. (Nasdaq: ADTX) with its principal place of business located at 2569 Wyandotte St. Suite 101, Mountain View, CA 94043 (“Aditxt”) and Salveo Diagnostics, Inc., with its principal place of business located at 8751 Park Central Drive, #200, Richmond, Virginia 23277 (“Salveo”) (each referred to individually as a “Party” and together, referred to as the “Parties”).

WHEREAS, Aditxt is a life sciences company with an interest in immune monitoring using an advanced diagnostic platform (“AditxtScore™”) to rapidly profile the immune system to anticipate responses and possible reactions to viruses, bacteria, allergens and transplanted organs;

WHEREAS, Salveo is a duly licensed and fully accredited independent clinical and diagnostics laboratory that is accredited by the College of American Pathologists (“CAP”) and certified by the Clinical Laboratory Improvement Amendments (“CLIA”);

WHEREAS, Aditxt desires to establish, setup and commence commercial operations of its own licensed, CAP accredited, and CLIA certified independent clinical and diagnostic laboratory (the “AditxtScore™ Center”) in the Richmond, Virginia area;

WHEREAS, Aditxt wishes to engage Salveo upon the terms and conditions contained herein; and

WHEREAS, Salveo is willing to be engaged by Aditxt upon the terms and conditions contained herein.

NOW, THEREFORE, acknowledging the receipt of adequate consideration and intending to be legally bound by the mutual promises, covenants, and conditions herein, the Parties agree as follows:

1.	Services. Salveo shall provide the following services for Aditxt (the “Services”):

a)	Salveo will provide assistance and consultation to help Aditxt develop, establish, and set up the AditxtScore™ Center in the Richmond, Virginia area and to complete each of the Project Success Criteria and Milestones identified on Exhibit A (“Project Success Criteria/Milestones”) to the satisfaction of Aditxt, in its sole discretion, including, without limitation, services related to: (i) obtaining all necessary licenses, accreditations and other similar permits and certifications; (ii) securing leases on suitable laboratory space and equipment; (iii) purchasing, implementing and validating lab equipment and software, and providing services required to support the launch of the lab services to be performed by Aditxt in the AditxtScore™ Center; (iv) identifying and recommending suitably trained and experienced potential employees/consultants for Aditxt’s consideration; (v) establishing policies, procedures and training materials for Aditxt employees and the AditxtScore™ Center; (vi) providing services related to software development and the development of Code and Interpretive Commenting Algorithms (“Algorithms”) along with related testing protocols and all technology, codes, spreadsheets, know-how, any necessary information or tools to implement, use, and/or continue to improve or further refine the Algorithms, and other associated intellectual property (collectively, the “Functional Algorithms Package”), and wherein such Algorithms and the Functional Algorithms Package are considered by the parties to be works made for hire for Aditxt, and (vii) providing other services necessary to complete the Project Success Criteria/Milestones.

b)	Salveo will utilize its laboratory and personnel resources including the configuration and integration of the AditxtScore™ platform onto Salveo’s Laboratory Information System (“LIS”) (in a partitioned environment dedicated solely to AditxtScore™) for testing, analysis and validation of the AditxtScore™ platform in the laboratory environment.

c)	Salveo shall work with Aditxt to establish new branding and use such branding on all communications with Aditxt customers, including invoices, lab results, memos, emails, etc.

d)	Salveo acknowledges that if an unauthorized disclosure or use of the Confidential Information (as defined below) of Aditxt were to occur, Aditxt would be irreparably harmed. In order to protect and maintain the confidentiality of Aditxt’s Confidential Information and to ensure that Aditxt receives a sufficient level of service from Salveo, Salveo hereby agrees that until the AditxtScore™ Center is fully operational and the Project Success Criteria/Milestones have been completed, Salveo shall dedicate all of its capabilities, including lab equipment and personnel, to performing the Services. Once the Services are completed, Salveo thereafter will not perform lab services for any party that is a competitor of Aditxt. No Confidential Information developed as part of, or during, the Services, including the Algorithms or Functional Algorithms Package, shall be used for any party other than Aditxt at any time.

e)	Notwithstanding the definition of the “Services” as set forth above, it is acknowledged and agreed by the Parties that Salveo carries no professional licenses, and is not rendering legal advice or performing accounting services, nor acting as an investment advisor or broker/dealer within the meaning of the applicable state and federal securities laws. Notwithstanding the definition of the “Services” as set forth above, Salveo shall specifically not provide any of the following services to Aditxt: (i) negotiation for the sale of any Aditxt’s securities or participation in discussions between Aditxt and the potential investors; (ii) assisting in structuring any transactions involving the sale of Aditxt’s securities; (iii) engaging in any pre-screening of potential investors to determine their eligibility to purchase any securities or engaging in any pre-selling efforts for Aditxt’s securities; (iv) discussing details of the nature of the securities sold or whether recommendations were made concerning the sale of the securities; (v) engaging in due diligence activities; (vi) providing advice relating to the valuation of or the financial advisability of any investments in Aditxt; or (vii) handle any funds or securities on behalf of Aditxt.

2.	Payments to Salveo.

a)	Aditxt shall pay Salveo at cost for Salveo’s reasonable and documented purchases, general operating costs and expenses incurred in connection with the Services provided hereunder, which are pre-approved in writing by Aditxt as contemplated hereby, provided that the Parties agree that Aditxt may provide approval for a set amount of costs and/or for certain categories of costs hereunder. For costs that require reimbursement to Salveo, Salveo shall present weekly summaries which require approval by Salveo’s CEO and Aditxt’s CFO. Aditxt’s CFO will reimburse for costs that are directly associated with this Agreement at Aditxt’s sole discretion and shall not exceed $675,000 in total (net of all costs reimbursed to Salveo by Aditxt prior to the date hereof).

b)	Any costs and/or expenses for new products, services, or equipment must be purchased by Aditxt directly. Any necessary vendor relationships shall be established directly between the vendor and Aditxt. All such costs and expenses recommended under this Agreement are subject to the submission of a requisition form, attached hereto as Exhibit B1 and B2 and approval by Aditxt thereof. All requisition forms must be satisfactorily completed and must be pre-approved by a designated employee of Salveo prior to submission to Aditxt for approval by the AditxtScore™ department head (“Department Head”) and the Aditxt CFO. Once approved a purchase order will be created. Vendor invoices will be issued in the name of Aditxt and sent to Aditxt for payment by electronic mail to: accounting@aditxt.com.

c)	Upon the successful completion of each Milestone set forth on the Project Success Criteria/Milestones (Exhibit A), Salveo shall become entitled to, and Aditxt shall issue to Salveo within five (5) business days of completing such Milestone, the applicable number of shares (“Consulting Fee”) of restricted common stock, par value $0.001 per share, of Aditxt (the “Aditxt Shares”) identified on Exhibit A, which shall constitute 650,000 shares in the aggregate upon the successful completion of all Milestones. The issuance of the Aditxt Shares that constitute the Consulting Fee shall be subject to the provisions of Section 7. The shares shall be issued based on, and conditioned upon, the meeting of the Milestones outlined in Exhibit A, as determined by Aditxt in its commercially reasonable discretion.

3.	Accounting and Recordkeeping.

a)	Aditxt has established, and Salveo has assisted hereunder in establishing, a new QuickBooks file for AditxtScore™ (the “AditxtScore™ File”). Salveo will provide consulting services and assistance in the maintenance of the AditxtScore™ File and the AditxtScore™ File shall reflect only transactions and balances occurring on and after September 1, 2020 and no balances from any transactions prior to September 1, 2020 shall be included or otherwise transferred to the AditxtScore™ File.

b)	Aditxt has established a AditxtScore™ bank account with JPM all banking and all banking shall be handled by Aditxt Finance.

4.	Certain Covenants.

a)	Salveo shall work with Aditxt to establish new relationships with vendors in connection with the implementation of the AditxtScore™ Center. Salveo will use its commercially reasonable efforts to maintain its relationships with its vendors such that there is no disruption in the services provided by Salveo to Aditxt or that otherwise may impair the relationship between Aditxt and any vendors that Aditxt engages or may engage in connection with the AditxtScore™ Center.

b)	In order to help Aditxt ensure that it receives service uninterrupted, Salveo shall immediately notify Aditxt of the commencement or threat of commencement (whether in writing or oral) of any litigation or insolvency proceedings of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Salveo or its assets (other than as a creditor). Salveo shall immediately notify Aditxt, and keep Aditxt informed, of all collection activity of its creditors and any other claims against Salveo.

c)	Salveo agrees that Aditxt shall not be prohibited from soliciting or hiring any employees of Salveo during the Term or thereafter. The Parties agree, however, to work together to ensure a smooth transition for Salveo employees hired by Aditxt.

d)	Salveo hereby agrees to assign and transfer all rights, title and interest in and to the software development and the development of Code and Interpretive Commenting Algorithms of Salveo and Functional Algorithms Package to Aditxt and shall execute and deliver the IP Assignment and Conveyance attached hereto as Exhibit C to give effect to such transfer. Salveo represents and warrants to Aditxt that there are liens, pledges, mortgages, deeds of trust, security interests, charges, claims, easements, encroachments or other similar encumbrances (“Liens”) encumbering the Algorithms or the Functional Algorithms Package but that Salveo shall use commercially reasonable efforts to have any and all Liens on the Algorithms and Functional Algorithms Package released within five (5) business days of the date of this Agreement. To be clear, upon taking ownership of the Algorithms and Functional Algorithms Package, Aditxt shall hold the Algorithms and Functional Algorithms Package free and clear of all Liens.

5.	Flow Cytometer. In order to facilitate testing and validation of certain AditxtScore technologies in the interim before the AditxtScore™ Center has commenced full operation, Aditxt shall provide Salveo with a flow cytometer (and if agreed to by Aditxt, additional flow cytometers) without cost to the Richmond VA location for use during the Term only in connection with the Services provided hereunder, provided that title to the flow cytometer and its contents, or component parts, shall at all times remain with Aditxt. Salveo acknowledges and agrees that the flow cytometer and its contents, or component parts, comprise valuable proprietary Aditxt materials which are to be maintained and considered as Aditxt Confidential Information under this Agreement. Salveo agrees to maintain the flow cytometer in good working order and condition and make all necessary repairs and replacements thereto. Salveo shall be responsible for all damage to the flow cytometer while it is in Salveo’s possession. Upon termination of this Agreement, Salveo shall return the flow cytometer and its contents, or component parts to Aditxt. During the Term, Aditxt shall, at any time during regular business hours, and with reasonable advance notice to Salveo, be permitted to enter Salveo’s premises to inspect the flow cytometer and the manner in which it is being used, maintained and repaired.

6.	Relationship of the Parties.

a)	Independent Contractors. Each Party represents that it is free to enter into this Agreement and that this Agreement and the transactions as set forth herein, and the consultation arrangement does not violate the terms of any agreement between either Party and any third party. The relationship of the Parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (a) give either Party the power to direct and control the day-to-day activities of the other Party, (b) establish the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow a Party to bind the other Party in any manner or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever. A Party will not be considered an agent of the other Party.

b)	No Employee Status. The Parties also acknowledge and agree that Salveo is an independent contractor and is not an employee or agent of Aditxt in its position as a consultant and advisor. As such, Aditxt shall not be liable for any employment tax, withholding tax, social security tax, worker’s compensation or any other tax, insurance, expense or liability with respect to any or all compensation, reimbursements and remuneration Salveo may receive hereunder, all of which shall be the sole responsibility of Salveo. Salveo is solely responsible for the reporting and payment of, all pertinent federal, state, or local self-employment or income taxes, licensing fees, or any other taxes or assessments levied by governmental authorities, as well as for all other liabilities or payments related to those services.

c)	Employees, etc. Any person hired by Salveo shall be the employee of Salveo and not of Aditxt, and all compensation, payroll taxes, facilities and related expenses for any such employee shall be the sole responsibility of Salveo. Salveo acknowledges that it is not an officer, director or agent of Aditxt, it is not, and will not, be responsible for any management decisions on behalf of Aditxt, and may not commit Aditxt to any action.

7.	Term and Termination.

a)	The term (the “Term”) of this Agreement shall expire on December 31, 2020, unless all Milestones are completed prior to December 31, 2020 in which case the Term shall automatically end as of the date that all such Milestones are completed. The Term may be renewed or extended, by mutual written agreement of the Parties, for an additional thirty (30) day period unless sooner terminated as provided for below, and provided that Aditxt shall have a right to unilaterally extend the Term for up to three additional thirty (30) day periods each in the event that the Project Success Criteria/Milestones have not been satisfied and the AditxtScore™ Center has not been set up as a fully licensed and CLIA certified independent clinical and diagnostics laboratory.

b)	The Parties may terminate this Agreement at any time by mutual agreement of the Parties in writing.

c)	Aditxt may terminate this Agreement for Cause at any time. As used herein, the term “Cause” shall mean (i) any breach by Salveo of its obligations hereunder, (ii) the failure to complete the Project Success Criteria/Milestones by the end of the Term or a determination that the Project Success Criteria/Milestones are not reasonably expected to be completed by the end of the Term, as determined by Aditxt in its commercially reasonable discretion, (iii) any criminal act or act of fraud, embezzlement, theft or dishonesty committed by Salveo or any of its officers, directors, agents or employees that would reasonably be expected to have a material adverse impact on Aditxt or the services provided by Salveo, (iv) any breach or violation of Section 9 regarding Confidential Information, or (v) Salveo fails to transfer the Algorithim and Functional Algorithms Package, free and clear of all Liens in accordance with Section 4(d) within five (5) business days of the date of this Agreement. If Aditxt terminates the Agreement for Cause, prior to completing any of the remaining Milestones (Milestone II or Miliestone III), Salveo shall not be entitled to the remaining Consulting Fee and the Aditxt Shares shall not be issued to Salveo, provided that Salveo shall be entitled to reimbursement of costs and expenses as contemplated by Section 2(a) through the date of termination. For the avoidance of doubt, Salveo shall not be permitted to terminate this Agreement prior to the end of the Term, except in accordance with Section 7(b) with the consent of Aditxt, provided that in the event of any attempted termination by Salveo of this Agreement for any reason, Salveo shall forfeit its right to the Consulting Fee and the Aditxt Shares shall not be issued to Salveo.

8.	Effect of Termination. Within ten (10) days of the expiration or termination of this Agreement, Salveo shall return to Aditxt, without retaining any copies or notes, all of Aditxt’s products, samples, models, property, and other documents and materials relating to Aditxt or the Services, including the Algorithms, the Functional Algorithms Package, reports, abstracts, lists, correspondence, information, Confidential Information, computer files, computer disks, and other materials and copies of those materials obtained during or in connection with this Agreement. Salveo shall not retain any originals, copies or derivations of any Confidential Information, including the Algorithms, after termination of this Agreement. The provisions of this Section 4.d), Section 8, and Section 9 through Section 27, inclusive, and any additional provisions as required to effect any of such Sections, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

9.	Confidentiality.

a)	Salveo acknowledges that the Confidential Information (as defined below) of Aditxt constitutes a protectable business interest of Aditxt and covenants and agrees that at all times during the Term and at all times thereafter, Salveo shall use the Confidential Information only for the purpose of performing the Services (the “Purpose”) and shall use reasonable care not to disclose Confidential Information to any non-affiliated third party, such care to be at least equal to the care exercised by Salveo as to its own Confidential Information, which standard of care shall not be less than the current industry standard in effect as of the date of such receipt and shall not, directly or indirectly, disclose, furnish, make available or utilize any Confidential Information other than in for the Purpose, or as required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided, that in such case, Salveo will promptly inform Aditxt of such order, shall cooperate with any effort by Aditxt to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the extent necessary to comply with any such court order. Salveo will abide by Aditxt’s policies and rules as may be established from time to time for the protection of their Confidential Information. Salveo’s obligation under this Section 9 with respect to Confidential Information will survive expiration or termination of this Agreement.

b)	For purposes of this Agreement, “Confidential Information” shall include any knowledge or information, written or oral, which relates to Aditxt’s present or future business, including in each case and without limitation, confidential, proprietary or trade secret information, knowledge or information related to Aditxt’s business and related activities, and Aditxt’s flow cytometer (and its contents or component parts), products, processes, policies, procedures, business plans and models, developments, formulas, data, services, research and development, concepts, ideas, inventions, improvements, licenses, techniques, know how, intellectual property, products under development, designs, drawings, Algorithms, the Functional Algorithms Package, programming techniques and documentation, flow charts, source codes, object code manufacturing, purchasing, accounting, financial analysis and statements, advertising and marketing plans and strategies, customers, suppliers, vendors, pricing and profit data, personnel files, engineering and employees. Confidential Information shall also include all similar types of information disclosed to Aditxt by third parties.

c)	The term “Confidential Information” does not include information which is generally known to the public at the time of disclosure or becomes generally known to the public through no wrongful act on the part of Salveo.

d)	For purposes of this Agreement, and except as provided below, “Material Non-Public Information” shall mean any information obtained by Salveo hereunder, whether otherwise constituting Confidential Information or not, with respect to which there is a substantial likelihood that a reasonable investor would consider such information important or valuable in making any of his, her or its investment decisions or recommendations to others with respect to Aditxt or any of its equity securities or debt, or any derivatives thereof, or information that is reasonably certain to have a substantial effect on the price of Aditxt’s securities or debt, or any derivatives thereof, whether positive or negative. Salveo agrees that, for as long as Salveo is in possession of any Material Non-Public Information, Salveo shall not (1) buy or sell any securities or derivative securities of or related to Aditxt or any of its subsidiaries or parent entities, or any interest therein or (2) undertake any actions or activities that would reasonably be expected to result in a violation of the Securities Act or the rules and regulations thereunder, or of the Securities Exchange Act of 1934, as amended, including, without limitation, Section 10(b) thereunder, or the rules and regulations thereunder, including, without limitation, Rule 10b-5 promulgated thereunder.

e)	Without the prior consent of Aditxt, Salveo shall not remove any proprietary, copyright, trade secret or other protective legend from the Confidential Information.

f)	Salveo acknowledges that the Confidential Information disclosed hereunder may constitute “Technical Data” and may be subject to the export laws and regulations of the United States. Salveo agrees it will not knowingly export, directly or indirectly, any Confidential Information or any direct product incorporating any Confidential Information, whether or not otherwise permitted under this Agreement, to any countries, agencies, groups or companies prohibited by the United States Government unless proper authorization is obtained.

g)	Nothing herein shall be construed as granting to Salveo or its affiliates any right or license, whether express or implied, to use or practice any of the information defined herein as Confidential Information and which is subject to this Agreement as well as any trade secrets, know-how, copyrights, inventions, patents or other intellectual property rights now or hereafter owned or controlled by Aditxt for any purpose other than providing the Services to Aditxt during the Term. Except as allowed by applicable law, Salveo shall not use any tradename, service mark or trademark of Aditxt or refer to Aditxt in any promotional or sales activity or materials without first obtaining the prior written consent of Aditxt.

10.	Non-Solicitation of Bids.

a)	During the Term, Salveo shall not, and shall not authorize or permit any of its affiliates, stockholders or representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Salveo shall immediately cease and cause to be terminated, and shall cause each of its affiliates, stockholders and representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any person (other than Aditxt or any of its affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Salveo; (B) the issuance or acquisition of shares of capital stock or other equity securities of Salveo; or (C) the sale, lease, exchange or other disposition of any significant portion of any Salveo’s properties or assets.

b)	In addition to the other obligations under this section, Salveo shall promptly (and in any event within three (3) business days after receipt thereof by Salveo or any of its affiliates, stockholders or representatives) advise Aditxt orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same.

c)	Salveo agrees that the rights and remedies for noncompliance with this section shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Aditxt and that money damages would not provide an adequate remedy to Aditxt.

11.	Restrictive Covenants.

a)	Non-Competition. During the Term and for a period of three (3) years thereafter (“Restricted Period”), Salveo shall not, directly or indirectly, (i) engage or participate in any business activity that is in direct competition with any activities of Aditxt (the “Restricted Business”) anywhere in the United States of America including its territories and possessions (the “Territory”), or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory. For purposes of this section, the term “engage in” shall encompass and include, without limitation, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in a business, whether as a partner, shareholder, member, consultant or otherwise, and whether the activity is performed or occurs directly or indirectly. For the avoidance of doubt, the ownership of securities of Aditxt will not be in violation of this covenant.

b)	Customer Non-Solicitation. As a separate and independent covenant, during the Restricted Period, Salveo shall not, and shall use its commercially reasonable efforts to ensure that none of its affiliates, solicit customers in the Restricted Business with the intent to modify, reduce or terminate their business or relationship with Aditxt or any of its affiliates, or become a customer of Salveo or any of its affiliates. For purposes of this section, “solicit” shall include any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person, in any manner, to take or refrain from taking any action.

c)	Employee Non-Solicitation. During the Restricted Period, Salveo shall not, and shall use its reasonable best efforts to ensure that none of its affiliates, directly or indirectly, solicit for employment or other services, or employ or engage, as an employee any employee who is or was employed by Aditxt or its affiliates during the Restricted Period, or encourage any such employees to leave such employment or solicit any such employees who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees.

d)	Specific Performance. Salveo acknowledges that a breach or threatened breach of this section would give rise to irreparable harm to Aditxt, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Salveo of any such obligations, Aditxt shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

e)	Miscellaneous. Salveo acknowledges that the restrictions contained in this section are reasonable and necessary to protect the legitimate interests of Aditxt and constitute a material inducement to Aditxt to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this section should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained in this section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

12.	Ownership; Work Product.

a)	As used in this Agreement, the term “Work Product” means any Invention (as defined below), whether or not patentable, Algorithms, the Functional Algorithms Package, know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or any copyrightable works. Salveo agrees to disclose promptly in writing to Aditxt, or any person designated by Aditxt, all Work Product that is solely or jointly conceived, made, reduced to practice, or learned by Salveo in the course of the provision of the Services or any work performed for Aditxt (“Aditxt Work Product”).

b)	As used in this Agreement, the term “Inventions” means any and all inventions, developments, discoveries, improvements, algorithms (whether or not encompassed by the Algorithms or Functional Algorithms Package, as defined herein) and know how, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patents, copyright, trademark, trade secret protection or other intellectual property right protection (in the United States or elsewhere), and whether or not reduced to practice, conceived or developed by Salveo in connection with the provision of the Services to Aditxt hereunder or within one (1) year following the termination or expiration of this Agreement which relate to or result from the actual or anticipated business, work, research or investigation of Aditxt or which are suggested by or result from any task assigned to or performed by Salveo for Aditxt.

c)	Salveo agrees (a) to use Salveo’s best efforts to maintain such Aditxt Work Product in trust and strict confidence; (b) not to use Aditxt Work Product in any manner or for any purpose not expressly set forth in this Agreement; and (c) not to disclose any such Aditxt Work Product to any third party without first obtaining Aditxt’s express written consent on a case-by-case basis, and which consent may be withheld by Aditxt in Aditxt’s sole discretion. Salveo agrees that any and all Aditxt Work Product conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be deemed “work for hire” under applicable law, including the United States Copyright Act (17 U.S.C., et seq.), and shall be the sole and exclusive property of Aditxt.

d)	Salveo agrees to promptly disclose to Aditxt all Aditxt Work Product. This disclosure will include complete and accurate copies of all source code, object code or machine- readable copies, Algorithms (including but not limited to Excel spreadsheets useful for executing said Algorithms which may comprise part of the Functional Algorithms Package), documentation, work notes, flow-charts, diagrams, test data, reports, samples and other tangible evidence or results (collectively, “Tangible Embodiments”) of such Aditxt Work Product, works of authorship and work product. All Tangible Embodiments of any Aditxt Work Product, work of authorship or work product related thereto will be deemed to have been assigned and are hereby assigned to Aditxt as a result of the act of expressing or disclosing any Aditxt Work Product or work of authorship therein.

e)	Salveo hereby assigns to Aditxt (together with the right to prosecute or sue for infringements or other violations of the same) the entire worldwide right, title and interest to any such Aditxt Work Product or works made for hire, and Salveo agrees to perform, during and after the Term, all acts deemed necessary or desirable by Aditxt to permit and assist it in registering, recording, obtaining, maintaining, defending, enforcing and assigning Aditxt Work Productor works made for hire in any and all countries. Salveo hereby irrevocably designates and appoints Aditxt and its duly authorized officers and agents as Salveo’s agents and attorneys-in-fact to act for and in Salveo’s behalf and instead of Salveo, to execute and file any documents and to do all other lawfully permitted acts to further the purposes described in this Section 12 with the same legal force and effect as if executed by Salveo; this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest.

f)	Without limiting the generality of any other provision of this Section 12, Salveo hereby authorizes Aditxt to make any desired changes to any part of any Aditxt Work Product, to combine it with other materials in any manner desired, and to withhold Salveo’s identity in connection with any distribution or use thereof alone or in combination with other materials.

g)	This Agreement does not apply to any Aditxt Work Product for which no equipment, supplies, facility or trade secret information of Aditxt was used and which was developed entirely separate from the Services provided to Aditxt, unless (1) it relates to the business of Aditxt including, for example, the Algorithms or Functional Algorithms Package, (2) it relates to Aditxt’s actual demonstrably anticipated research or development; or (3) the invention results from any work performed by Salveo for Aditxt.

h)	The obligations of Salveo set forth in this Section 12 (including, but not limited to, the assignment obligations) will continue beyond the expiration or termination of this Agreement with respect to Aditxt Work Product conceived or made by Salveo alone or in concert with others during the Term and thereafter, whether pursuant to this Agreement or otherwise. These obligations will be binding upon Salveo and its successors and assigns.

13.	Non-Disclosure. During the term of this Agreement and thereafter, both Parties expressly agree not to use or disclose Confidential Information of the other Party in any manner or for any purpose, except as required by law or upon mutual written agreement of both Parties.

14.	Representations and Warranties.

a)	Representations and Warranties of Aditxt. Aditxt represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action; that Aditxt has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Aditxt, will represent the valid and binding obligation of Aditxt enforceable in accordance with its terms, subject to the application of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Enforceability Exceptions”). The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

b)	General Representations and Warranties of Salveo. Salveo represents and warrants hereunder that this Agreement and the transactions contemplated hereunder have been duly and validly authorized by all requisite action; that Salveo has, or at the time of sale or transfer will have, the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by Salveo, will represent the valid and binding obligation of Salveo enforceable in accordance with its terms, subject to the Enforceability Exceptions. Salveo represents and warrants that all personnel or agents of Salveo who perform any activities on behalf of Aditxt hereunder or otherwise are subject to an existing enforceable obligation to assign any and all rights in and to work product created in the course of their employment to Salveo and are legally authorized and permitted to work in the United States and for the benefit of Aditxt hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

c)	Representation and Warranties of Salveo Related to the Aditxt Shares. The representations and warranties set forth in this Section 14(c) are made on the date first set forth above and thereafter shall be deemed re-made and re-given by Salveo to Aditxt on and as of each date that any Aditxt Shares are issued to Salveo hereunder.

(i)	Salveo is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

(ii)	Salveo hereby represents that the Aditxt Shares awarded pursuant to this Agreement are being acquired for Salveo’s own account and not for sale or with a view to distribution thereof. Salveo acknowledges and agrees that any sale or distribution of shares of Aditxt Shares may be made only pursuant to either (a) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the shares being sold, or (b) a specific exemption from the registration requirements of the Securities Act that is confirmed in a favorable written opinion of counsel, in form and substance satisfactory to counsel for Aditxt, prior to any such sale or distribution.

(iii)	Salveo understands that the Aditxt Shares are being offered and sold to Salveo in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Aditxt is relying upon the truth and accuracy of, and Salveo’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Salveo set forth herein in order to determine the availability of such exemptions and the eligibility of Salveo to acquire the Aditxt Shares.

(iv)	Salveo has been furnished with all documents and materials relating to the business, finances and operations of Aditxt and information that Salveo requested and deemed material to making an informed investment decision regarding its acquisition of the Aditxt Shares. Salveo has been afforded the opportunity to review such documents and materials and the information contained therein. Salveo has been afforded the opportunity to ask questions of Aditxt and its management. Salveo understands that such discussions, as well as any written information provided by Aditxt, were intended to describe the aspects of Aditxt’s business and prospects which Aditxt believes to be material, but were not necessarily a thorough or exhaustive description and Aditxt makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than Aditxt. Some of such information may include projections as to the future performance of Aditxt, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond Aditxt’s control. Additionally, Salveo understands and represents that Salveo is acquiring the Aditxt Shares notwithstanding the fact that Aditxt may disclose in the future certain material information that Salveo has not received. Salveo has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its investment in the Aditxt Shares. Salveo has full power and authority to make the representations referred to herein, to acquire the Aditxt Shares and to execute and deliver this Agreement. Salveo, either personally, or together with its advisors has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Aditxt Shares, is able to bear the risks of an investment in the Aditxt Shares and understands the risks of, and other considerations relating to, a purchase of the Aditxt Shares. Salveo and its advisors have had a reasonable opportunity to ask questions of and receive answers from Aditxt concerning the Aditxt Shares. Salveo’s financial condition is such that Salveo is able to bear the risk of holding the Aditxt Shares that Salveo may acquire pursuant to this Agreement for an indefinite period of time, and the risk of loss of Salveo’s entire investment in Aditxt. Salveo has investigated the acquisition of the Aditxt Shares to the extent Salveo deemed necessary or desirable and Aditxt has provided Salveo with any reasonable assistance Salveo has requested in connection therewith. No representations or warranties have been made to Salveo by Aditxt, or any representative of Aditxt, or any securities broker/dealer, other than as set forth in this Agreement.

(v)	Salveo acknowledges and agrees that an investment in the Aditxt Shares is highly speculative and involves a high degree of risk of loss of the entire investment in Aditxt and there is no assurance that a public market for the Aditxt Shares will ever develop and that, as a result, Salveo may not be able to liquidate Salveo’s investment in the Aditxt Shares should a need arise to do so. Salveo is not dependent for liquidity on any of the amounts Salveo is investing in the Aditxt Shares. Salveo has full power and authority to make the representations referred to herein, to acquire the Aditxt Shares and to execute and deliver this Agreement. Salveo understands that the representations and warranties herein are to be relied upon by Aditxt as a basis for the exemptions from registration and qualification of the issuance and sale of the Aditxt Shares under the federal and state securities laws and for other purposes.

(vi)	Salveo understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Aditxt Shares.

(vii)	Salveo understands that until such time as the Aditxt Shares has been registered under the Securities Act or may be sold pursuant to Rule 144, Rule 144A under the Securities Act or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Aditxt Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Aditxt Shares):

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

15.	Indemnity. Each Party shall defend, indemnify and hold harmless the other Party and its directors, officers, employees, agents, affiliates, subcontractors and customers from and against all allegations, claims, actions, suits, demands, damages, liabilities, obligations, losses, settlements, judgments, costs and expenses (including without limitation attorneys’ fees and costs) which arise out of, relate to or result from any act or omission of the other Party. Notwithstanding anything else contained herein, no Party shall seek, nor shall any Party be liable for, consequential, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

16.	HIPAA Obligations. The Parties acknowledge that federal regulations relating to the confidentiality of protected health information (“PHI”) requires the Parties (“Covered Entities”) to comply with the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations promulgated thereunder (“HIPAA”). HIPAA requires the Parties to ensure that PHI received or exchanged in the course of providing services under this Agreement comply with certain HIPAA obligations regarding the confidentiality of PHI. Accordingly, the Parties shall only use and/or disclose PHI in a manner consistent with this Agreement, the Privacy Laws and Security Rules under HIPAA and all other laws relating to the confidentiality of patient information and only in connection with providing services hereunder. For purposes of this Agreement, the terms Covered Entity, Privacy Laws and Security Rules shall have the same meanings given to them in HIPAA.

17.	Further Assurances. During the Term, each Party shall use commercially reasonable efforts to cooperate with each other and to take such actions as are necessary, proper or advisable to carry out and give effect to the transactions contemplated hereby.

18.	Governing Law; Etc.

a)	This Agreement and its terms and conditions shall be governed by the laws of the Delaware without application of the conflicts of laws provisions thereof.

b)	Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Delaware and the courts situated in the counties of New Castle, Kent and Sussex in Delaware, in connection with any action to enforce the provisions of this Agreement to recover damages or other relief for breach or default under this Agreement or otherwise arising under or by reason of this Agreement. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

c)	EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(c). Each of the Parties acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective Party and that such Party has discussed the legal consequences and import of this waiver with legal counsel. Each of the Parties further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

d)	In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

19.	Notices. All notices and other communications hereunder shall be in writing, personally delivered or sent by facsimile, nationally recognized overnight courier, or certified mail, return receipt requested, addressed to the other Party at its respective address as provided in this Agreement or at such other address as a Party shall from time to time designate in writing to the other Party. Written notice of a change of address shall be effective from the date of receipt.

If to Aditxt:

Aditx Therapeutics, Inc. Attn: Amro Albanna

2569 Wyandotte Street, Suite 101

Mountain View, CA 94043

If to Salveo:

Salveo Diagnostics, Inc. Attn: Mark A. Chapman

8751 Park Central Drive, Suite 200

Richmond, Virginia 23227

Any notice hereunder shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

20.	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

21.	Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed that such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

22.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party and any such assignment without such consent shall be null and void and of no force or effect, provided that, notwithstanding the forgoing, Aditxt may, without obtaining consent, assign this Agreement in connection with a sale of all or substantially all of its assets or in the event of any merger or consolidation in which Aditxt is not the surviving entity.

23.	Equal Preparation. Each Party participated in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against either Party.

24.	Headings, Person and Gender. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neutral gender include the masculine gender and the feminine gender and vice versa.

25.	Entire Agreement; Amendment. This Agreement contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including any collaboration agreements between the Parties. The Parties hereby irrevocably agree that no attempted amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

26.	Third Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided herein, no other person or entity and no director, officer, stockholder, employee, agent or independent contractor or any other person or entity other than the Parties shall be deemed to be a third-party beneficiary of this Agreement.

27.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ADITX THERAPEUTICS, INC.		SALVEO DIAGNOSTICS, INC.

By:	/s/ Amro Albanna	By:	/s/ Mark A. Chapman
Name:	Amro Albanna	Name:	Mark A. Chapman
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

EXHIBIT A

Project Success Criteria/Milestones

▪ Shares of Aditxt stock shall be issued to “Salveo Diagnostics, Inc.”

•	Milestone I - Aditxt shall issue to Salveo 150,000 Aditxt Shares upon:

o	The sale and transfer of the Code and Interpretive Commenting Algorithms along with related testing protocols and all technology, codes and spreadsheets, know-how, any necessary information or tools to implement, use, and/or continue to improve or further refine the Algorithms, and other associated intellectual property (the “Functional Algorithms Package”). The Algorithms and Functional Algorithms Package are transferred to Aditxt, free and clear of any liens and, to the extent applicable, in accordance with Section 4(d) and Section 12 and the Assignment and Conveyance which is attached here as Exhibit C. Salveo shall present documentation to Aditxt, including amended UCCs, lien releases and bill of sale to support this transfer. If this Milestone is not completed within five (5) business days of the date of this Agreement, this Milestone will be deemed failed and Salveo shall not have the right to the Aditxt Shares for such Milestone until such Milestone is completed.

•	Milestone II – Adtixt shall issue to Salveo 250,000 Aditxt Shares upon completion of the following:

o	Assistance in securing temporary laboratory space to soft-launch AditxtScore including:

▪	Secure a temporary (i) use and occupy agreement or a sublease agreement of the property Salveo subleases from StageZero; or (ii) a lease with Baker Properties – Richmond Limited Partnership for similar property located in the same building that Salveo currently occupies
▪	Final determination of material vendors to operate the AditxtScore™ platform and the AditxtScore™ Center, including introductions by Salveo to such vendors
▪	Obtain all required licenses, accreditations, and certifications in connection with the AditxtScore™ Center, including but not limited to certification by the Clinical Laboratory Improvement Amendments and application to the College of American Pathologists (“CAP”) to become CAP accredited (the “Licenses and Certifications”)
▪	Completion of AditxtScore data validation
▪	The timely completion of Milestone I

•	Milestone III – Aditxt shall issue to Salveo 250,000 Aditxt Shares upon satisfaction of the following:

o	Assistance with establishing a long-term AditxtScore Center in Richmond, Virginia which shall include:

▪	Identifying a facility with existing infrastructure
▪	The build out of new Aditxt lab
▪	Recommendations made for new hires for initial AditxtScore™ team
▪	Obtaining all equipment needed for the operation of the AditxtScore™ Center, including completion of any required validation, testing and calibration of such equipment
▪	The AditxtScore™ platform is fully implemented and functional, including the Laboratory Information System and Xifin being fulling integrated and operational, and the Licenses and Certifications shall remain in full force and effect
▪	Completion of the development and implementation of required Algorithms and Functional Algorithms Package, protocols and commenting engines for the AditxtScore™ platform, including the development and implementation of Algorithms and related testing protocols included in the Functional Algorithms Package.
▪	The timely completion of Milestone I and the completion of Milestone II

EXHIBIT B1

Equipment Requisition Form

(See attached.)

EXHIBIT B2

Personnel Requisition Form

(See attached.)

EXHIBIT C

Assignment and Conveyance

(See attached.)

ASSIGNMENT AND CONVEYANCE

This Assignment and Conveyance (this “Assignment and Conveyance”) is made as of November __ 2020, by and between Aditx Therapeutics, Inc. (Nasdaq: ADTX) with its principal place of business located at 2569 Wyandotte St. Suite 101, Mountain View, CA 94043 (“Assignee”) and Salveo Diagnostics, Inc., with its principal place of business located at 8751 Park Central Drive, #200, Richmond, Virginia 23277 (“Assignor”) (each referred to individually as a “Party” and together, referred to as the “Parties”).

RECITALS

A. Assignor owns, free and clear of all liens, the Code and Interpretive Commenting Algorithms (the “Algorithms”) set forth on Schedule A together with related testing protocols and all technology, codes and spreadsheets, know-how, any necessary information or tools to implement, use, and/or continue to improve or further refine the Algorithm, and other associated intellectual property (collectively, the “Functional Algorithms Package”).

B. Assignor and Assignee are parties to a Consulting Agreement, dated as of the date hereof (the “Consulting Agreement”), pursuant to which, among other things, Assignor has agreed to sell, convey, assign, transfer and deliver the Algorithms and the Functional Algorithms Package to Assignee.

AGREEMENTS

Therefore, the Parties agree as follows:

1. Assigned Proprietary Rights. Assignor hereby irrevocably sells, conveys, assigns, transfers and delivers to Assignee, and its successors and assigns forever all of Assignor’s right, title and interest, of whatever kind, throughout the world, in and to the Functional Algorithms Package, free and clear of all liens.

2. Additional Covenants. Assignor will not object to any use by Assignee of the Algorithms or the Functional Algorithms Package, or assist any third party in any of the foregoing.

3. Representations of Assignor. Assignor represents and warrants to Assignee that that there are no liens, pledges, mortgages, deeds of trust, security interests, charges, claims, easements, encroachments or other similar encumbrances (“Liens”) of any nature whatsoever encumbering the Algorithms and Functional Algorithms Package and that upon taking ownership of the Algorithms and Functional Algorithms Package, Assignee shall hold the Algorithms and Functional Algorithms Package free and clear of all Liens.

4. Further Assurances. Assignor shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Assignee may reasonably request to effect, consummate, confirm or evidence the transfer to Assignee of the Algorithms and Functional Algorithms Package, shall execute such documents as may be reasonably necessary to assist Assignee in preserving or perfecting its rights in the Algorithms and Functional Algorithms Package, and use its reasonable efforts to do or cause to be done all other things necessary, proper or advisable under applicable law to carry out the provisions of this Assignment and Conveyance and to consummate and give full effect to the transactions contemplated by this Assignment and Conveyance.

5. Amendment and Modification. An amendment or modification or addition to this Assignment and Conveyance will be valid or effective only if in a writing signed by the Parties.

6. Binding Effect. This Assignment and Conveyance shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

7. Notices. All notices and other communications hereunder shall be in writing, personally delivered or sent by facsimile, nationally recognized overnight courier, or certified mail, return receipt requested, addressed to the other Party at its respective address as provided in this Assignment and Conveyance or at such other address as a Party shall from time to time designate in writing to the other Party. Written notice of a change of address shall be effective from the date of receipt.

If to Assignee:

Aditx Therapeutics, Inc. Attn: Amro Albanna

2569 Wyandotte Street, Suite 101

Mountain View, CA 94043

If to Assignor:

Salveo Diagnostics, Inc. Attn: Mark A. Chapman

8751 Park Central Drive, Suite 200

Richmond, Virginia 23227

8. Governing Law. This Assignment and Conveyance will be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

9. Counterparts. This Assignment and Conveyance may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. The counterparts of this Assignment and Conveyance may be executed and delivered by facsimile or other electronic signature (including .pdf) by any of the parties to any other party and the receiving party may be entitled to rely on the receipt of such document so executed and delivered by facsimile or other electronic means (including .pdf) as if the original had been received.

10. Severability. In the event that any provision of this Assignment and Conveyance shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed that such invalidity or unenforceability shall not affect any other provision of this Assignment and Conveyance and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

11. Equal Preparation. Each Party participated in the review and revision of this Assignment and Conveyance . Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Assignment and Conveyance . The language in this Assignment and Conveyance shall be interpreted as to its fair meaning and not strictly for or against either Party.

12. Entire Agreement. This Assignment and Conveyance contains the entire agreement between the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

(Signature page follows)

IN WITNESS WHEREOF, the parties have caused this Assignment and Conveyance to be duly executed as of the date first above written.

ADITX THERAPEUTICS, INC.		SALVEO DIAGNOSTICS, INC.

By:		By:
Name:	Amro Albanna	Name:	Mark A. Chapman
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

SCHEDULE A

The Code and Interpretive Commenting Algorithms (the “Algorithms”) and all technology, codes and spreadsheets, know-how, any necessary information or tools to implement, use, and/or continue to improve or further refine the Algorithm, and other associated intellectual property (collectively, the “Functional Algorithms Package”).